United States securities and exchange commission logo





                January 18, 2023

       Richard Qi Li
       Chief Executive Officer
       HH&L Acquisition Co.
       Suite 2001-2002, 20/F, York House
       The Landmark, 15 Queen   s Road Central
       Central, Hong Kong

                                                        Re: HH&L Acquisition
Co.
                                                            Preliminary Proxy
on Schedule 14A
                                                            Filed December 23,
2022
                                                            File No. 001-40006

       Dear Richard Qi Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services
       cc:                                              Joel L. Rubinstein,
Esq.